SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2) *


                             Resource America, Inc.
                  ____________________________________________
                                (Name of Issuer)


                          Common Stock, $.01 par value
                  ____________________________________________
                         (Title of Class of Securities)


                                    761195205
                  ____________________________________________
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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




CUSIP NO. 761195205                   13G                     Page 2 of 12 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PICO Holdings, Inc.


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            985,120 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            985,120 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            985,120 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            21.7%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC

CUSIP NO. 761195205                   13G                     Page 3 of 12 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Physicians Insurance Company of Ohio


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            985,120 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            985,120 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            985,120 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            21.7%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IC

CUSIP NO. 761195205                   13G                     Page 4 of 12 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            American Physicians Life Insurance Company


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            1,970 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            1,970 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,970 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
            Not applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.06%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IC

CUSIP NO. 761195205                   13G                     Page 5 of 12 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Physicians Investment Company


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) __X__

                                                                  (b) _____
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ohio

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            1,970 shares

6.    SHARED VOTING POWER
            None

7.    SOLE DISPOSITIVE POWER
            1,970 shares

8.    SHARED DISPOSITIVE POWER
            None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,970 shares

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
            Not applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.06%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            HC

ITEM 1(A).    NAME OF ISSUER.

              Resource America, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

              1521 Locust Street
              Philadelphia, Pennsylvania 19102

ITEM 2(A).    NAME OF PERSON FILING.

          (i) PICO Holdings, Inc. ("Holdings") which is an insurance holding company

          (ii) Physicians Insurance Company of Ohio ("Physicians") which is a wholly-owned subsidiary of Holdings

          (iii)American Physicians Life Insurance Company ("APL") which is an indirect wholly-owned subsidiary of Physicians.

               Physicians and APL are insurance companies as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 (the "Act").

          (iv) Physicians Investment Company ("PIC") which is a wholly-owned subsidiary of Physicians and the parent of APL. PIC was formed for the purpose of holding the shares of APL and conducts no other business.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
              RESIDENCE OF PERSON FILING.

          (i)  Holdings:
                 875 Prospect Street
                 Suite 301
                 La Jolla, California 92037

          (ii) Physicians, APL and PIC:
                 13515 Yarmouth Drive, N.W.
                 Pickerington, Ohio 43147

ITEM 2(C).    CITIZENSHIP OF PERSON FILING.

          (i)  California for Holdings

          (ii) Ohio for each of Physicians, APL and PIC

ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

              Common Stock, $.01 par value

ITEM 2(E).    CUSIP NUMBER.

              761195205

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ] Broker or Dealer registered under Section 15 of the Act

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

               (c) [X] Insurance Company as defined in Section 3(a)(19) of the Act -- for each of Physicians and APL

               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

               (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(l)(ii)(F)

               (g)  [X]   Parent   Holding    Company,    in   accordance   with
                    ss.240.13d-1(b)(ii)(G) -- for each of Holdings and PIC

               (h) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H) -- for Holdings, Physicians, APL and PIC together

ITEM 4.     OWNERSHIP.

      (a)   Amount Beneficially Owned:

            Physicians:    985,120 shares of Common Stock (1)(2)
            Holdings:      985,120 shares of Common Stock (1)(2)
            APL:             1,970 shares of Common Stock
            PIC:             1,970 shares of Common Stock (1)

      (b)   Percent of Class:

            Physicians:      21.7%  (3)
            Holdings:        21.7%  (3)
            APL:             0.06%  (4)
            PIC:             0.06%  (4)

      (c)   Number of shares as to which person filing has:

            (i)     Sole power to vote or to direct the vote:

                  Physicians:    985,120 shares of Common Stock (1)(2)
                  Holdings:      985,120 shares of Common Stock (1)(2)
                  APL:             1,970 shares of Common Stock
                  PIC:             1,970 shares of Common Stock (1)

            (ii)    Shared power to vote or to direct the vote:

                    Physicians:  0 shares
                    Holdings:    0 shares
                    APL:         0 shares
                    PIC:         0 shares

            (iii)   Sole power to dispose or to direct the disposition of:

                    Physicians:    985,120 shares of Common Stock (1)(2)
                    Holdings:      985,120 shares of Common Stock (1)(2)
                    APL:             1,970 shares of Common Stock
                    PIC:             1,970 shares of Common Stock (1)

            (iv)    Shared power to dispose or to direct the disposition of:

                    Physicians:  0 shares
                    Holdings:    0 shares
                    APL:         0 shares
                    PIC:         0 shares

            -------------------

               (1) Includes 1,970 shares of Common Stock owned of record and beneficially by APL.

               (2)  Includes  warrants  to  purchase  983,150  shares  of Common
                    Stock,   $.01  par  value,  held  by  Physicians  which  are
                    immediately exercisable.

               (3) The percent of class is based upon the sum of 3,552,060 shares of Common Stock outstanding as of December 31, 1996 and the number of shares of Common Stock as to which Physicians has the right to acquire beneficial ownership upon the exercise of warrants to purchase Common Stock exercisable within 60 days of December 31, 1996.

               (4) The percent of class is based upon 3,552,060 shares of Common Stock outstanding as of December 31, 1996.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following: [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Upon conversion of any of its warrants to purchase 983,150 shares of Common Stock of Resource America, Inc. ("Resource America") reported herein as of owned of record and beneficially by Physicians and beneficially by Holdings, Physicians would have the right to receive dividends from, and the proceeds of, the underlying shares of Common Stock.

            See Items 2(a) and 4.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            See Items 2(a) and 3(g) above. Please also see Exhibit 1.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 3(h) above. Please also see Exhibit 1.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  As of December 31, 1996        PICO HOLDINGS, INC.


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General
                                               Counsel and Secretary



Dated:  As of December 31, 1996        PHYSICIANS INSURANCE COMPANY OF OHIO


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary



Dated:  As of December 31, 1996        AMERICAN PHYSICIANS LIFE INSURANCE
                                       COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary



Dated:  As of December 31, 1996        PHYSICIANS INVESTMENT COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary

                                                                       EXHIBIT 1



                                MEMBERS OF GROUP


NAME OF CORPORATION                                   CLASSIFICATION
-------------------                                   ---------------

PICO Holdings, Inc.                                   Parent Holding company

Physicians Insurance Company of Ohio                  Insurance Company

American Physicians Life Insurance Company            Insurance Company

Physicians Investment Company                         Parent Holding Company



For a copy of the Joint Filing Agreement, please see Exhibit 2.

                                                                       EXHIBIT 2


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the persons named below hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the shares of Common Stock of Resource America, Inc. beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 11th day of February, 1997.


                                       PICO HOLDINGS, INC.


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General
                                               Counsel and Secretary



                                       PHYSICIANS INSURANCE COMPANY OF OHIO


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary



                                       AMERICAN PHYSICIANS LIFE INSURANCE
                                       COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, General Counsel
                                               and Secretary



                                       PHYSICIANS INVESTMENT COMPANY


                                       By: /s/ James F. Mosier
                                           _____________________________________
                                               James F. Mosier, Secretary